Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287582

PROSPECTUS SUPPLEMENT NO. 8

(to prospectus dated May 29, 2025)

Medicus Pharma Ltd.

Up to 3,710,000 Common Shares

This prospectus supplement amends and supplements the prospectus dated May 29, 2025, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-287582). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 23, 2025 (the "Form 8-K"). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on The Nasdaq Capital Market ("Nasdaq") under the symbol "MDCX". On July 22, 2025, the last reported sales price of the common shares was $3.08.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 9 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 23, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2025

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
Conshohocken, Pennsylvania, United States 19428
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, each exercisable for one common share at an exercise price of $4.64 per share	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) Annual and Special Meeting. On July 22, 2025, Medicus Pharma Ltd. (the "Company") held its 2025 Annual and Special Meeting of Shareholders (the "Meeting"). The matters voted upon at the Meeting and the final results of such voting are set forth below. A more complete description of each proposal is set forth in the Company's definitive proxy statement filed with the Securities and Exchange Commission on June 30, 2025.

(b) Matters Voted Upon; Voting Results. The following matters were submitted for a vote of the Company's shareholders.

Proposal 1. Shareholders ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for the Company's 2025 fiscal year and the authorization of the Company's board of directors (the "Board") to fix the auditors' remuneration and terms of engagement:

For	Withhold	Abstain	Broker Non-Votes
13,261,952	55,738	N/A	0

Proposal 2. Shareholders elected all eight of the directors nominated by the Board to serve for one-year terms, until our 2026 annual meeting of shareholders or until their successors are duly elected or appointed, unless they resign, are removed, or become disqualified in accordance with the Articles of Incorporation of the Company (the "Articles") or the Business Corporations Act (Ontario):

Name	For	Withhold	Abstain	Broker Non-Votes
William L. Ashton	10,115,639	17,036	N/A	3,185,015
Dr. Raza Bokhari	10,115,364	17,311	N/A	3,185,015
Robert J. Ciaruffoli	10,115,639	17,036	N/A	3,185,015
Barry Fishman	10,115,314	17,361	N/A	3,185,015
Dr. Larry Kaiser	10,115,169	17,506	N/A	3,185,015
Dr. Sara R. May	10,115,569	17,106	N/A	3,185,015
Hon. Cathy McMorris Rodgers	10,115,039	17,636	N/A	3,185,015
Ajay Raju	10,116,519	16,156	N/A	3,185,015

Proposal 3. Shareholders approved the proposal to amend Article 3.2 of the Company's by-laws to replace the reference to "10%" with a reference to "33⅓%" to comply with the corporate governance rules of Nasdaq requiring the Company, having ceased to be a foreign private issuer, to have a quorum requirement for the transaction of business at a meeting of shareholders of not less than 33⅓% of the outstanding shares of a Company's common voting stock. Shareholder approval of this Proposal 3 required the affirmative vote of at least a majority of the votes cast by the shareholders present at the Meeting in person or by proxy:

For	Against	Abstain	Broker Non-Votes
10,127,547	5,128	N/A	3,185,015

Proposal 4. Shareholders approved, in accordance with Nasdaq Listing Rule 5635(d), the issuance, sale and delivery by the Company pursuant to the Standby Equity Purchase Agreement dated February 10, 2025 between the Company and YA II PN, Ltd. of common shares representing 20% or more of the issued and outstanding common shares prior to such issuance at prices below the minimum price specified by Nasdaq Listing Rule 5635(d), which required the affirmative vote of at least a majority of the votes cast by the shareholders present at the Meeting in person or by proxy:

For	Against	Abstain	Broker Non-Votes
10,063,947	68,728	N/A	3,185,015

Proposal 5. Shareholders approved the proposal to amend the Articles to increase the voting threshold required to remove the Chairman of the Board to a vote of at least 75% of the Board and to make this provision part of the Articles, which required the affirmative vote of at least two-thirds of the votes cast by the shareholders present at the Meeting in person or by proxy:

For	Against	Abstain	Broker Non-Votes
9,891,337	241,338	N/A	3,185,015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name:	Dr. Raza Bokhari
Title:	Executive Chairman and Chief Executive Officer

Dated: July 23, 2025